Exhibit 12.2

PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

Years Ended December 31,	2002	2001	2000	1999	1998

EARNINGS AVAILABLE FOR FIXED CHARGES Pre-tax income: Income from continuing operations	$108,948	$119,130	$193,831	$185,567	$169,612
Income taxes	52,836	76,915	129,823	109,164	105,814
Income taxes charged to other income - net	2,082	4,590	1,411	2,909	3,986
Capitalized interest	(1,397)	(883)	(1,264)	(3,692)	(1,782)
Undistributed (earnings) or losses
of less-than-fifty-percent-owned entities	--	--	--	--	--

Total	$162,469	$199,752	$323,801	$293,948	$277,630

Fixed charges:
Interest expense	$192,829	$190,849	$184,405	$160,966	$146,248
Other interest	1,397	883	1,264	3,692	1,782
Portion of rentals representative of
the interest factor	5,394	5,633	5,002	4,575	2,878

Total	$199,620	$197,365	$190,671	$169,233	$150,908

Earnings available for combined fixed charges	$362,089	$397,117	$514,472	$463,181	$428,538

RATIO OF EARNINGS TO FIXED CHARGES	1.81x	2.01x	2.69x	2.74x	2.84x

PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in Thousands)

Years Ended December 31,	2002	2001	2000	1999	1998

EARNINGS AVAILABLE FOR COMBINED FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS
Pre-tax income:
Income from continuing operations	$108,948	$119,130	$193,831	$185,567	$169,612
Income taxes	52,836	76,915	129,823	109,164	105,814
Income taxes charged to
other income - net	2,082	4,590	1,411	2,909	3,986

Subtotal	163,866	200,635	325,065	297,640	279,412
Capitalized interest	(1,397)	(883)	(1,264)	(3,692)	(1,782)
Undistributed (earnings) or losses
of less-than-fifty-percent-owned entities	--	--	--	--	--

Total	$162,469	$199,752	$323,801	$293,948	$277,630

Fixed charges:
Interest expense	$192,829	$190,849	$184,405	$160,966	$146,248
Other interest	1,397	883	1,264	3,692	1,782
Portion of rentals representative of
the interest factor	5,394	5,633	5,002	4,575	2,878

Total	$199,620	$197,365	$190,671	$169,233	$150,908

Earnings available for combined fixed charges
and preferred dividend requirements	$362,089	$397,117	$514,472	$463,181	$428,538

DIVIDEND REQUIREMENT
Fixed charges above	199,620	197,365	190,671	169,233	150,908
Preferred dividend requirements below	11,779	14,169	15,084	17,747	21,421

Total	$211,399	$211,534	$205,755	$186,980	$172,329

Years Ended December 31,	2002	2001	2000	1999	1998

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED DIVIDEND REQUIREMENTS	1.71x	1.88x	2.50x	2.48x	2.49x

COMPUTATION OF PREFERRED DIVIDEND
REQUIREMENTS:
(a) Pre-tax income	$163,866	$200,635	$325,065	$297,640	$279,412
(b) Income from continuing operations	$108,948	$119,130	$193,831	$185,567	$169,612
(c) Ratio of (a) to (b)	1.5041	1.6842	1.6771	1.6039	1.6474
(d) Preferred dividends	$7,831	$8,413	$8,994	$11,065	$13,003
Preferred dividend requirements
[(d) multiplied by (c)]	$11,779	$14,169	$15,084	$17,747	$21,421